Exhibit 3.1

TRxADE HEALTH, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES B PREFERRED STOCK

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, TRxADE HEALTH, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 thereof, does hereby submit the following:

WHEREAS, the Second Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) authorizes the issuance of up to 10,000,000 shares of preferred stock, par value $0.00001 per share, of the Corporation (“Preferred Stock”) in one or more series, and expressly authorizes the Board of Directors of the Corporation (the “Board”), subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions, and limitations of the shares of such series; and

WHEREAS it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences, and limitations of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issue of a series of Preferred Stock and does hereby in this Certificate of Designation (the “Certificate of Designation”) establish and fix and herein state and express the designation, rights, preferences, powers, restrictions, and limitations of such series of Preferred Stock as follows:

1. Designation. There shall be a series of Preferred Stock that shall be designated as “Series B Preferred Stock” (the “Series B Preferred Stock”) and the number of Shares constituting such series shall be 787,754. The rights, preferences, powers, restrictions, and limitations of the Series B Preferred Stock shall be as set forth herein.

2. Defined Terms. For purposes hereof, the following terms shall have the following meanings:

“Board” has the meaning set forth in the Recitals.

“Certificate of Designation” has the meaning set forth in the Recitals.

“Certificate of Incorporation” has the meaning set forth in the Recitals.

“Common Stock” means the common stock, par value $0.00001 per share, of the Corporation.

“Corporation” has the meaning set forth in the Preamble.

“Merger Transaction” means a merger, acquisition or reorganization of the Corporation or its Subsidiary with Superlatus, Inc.

“Merger Transaction Closing” means the closing of the Merger Transaction.

“Original Purchase Price” means the price paid by each holder for the Series B Preferred Stock.

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“Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association, or other entity.

“Preferred Stock” has the meaning set forth in the Recitals.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Share” means a share of Series B Preferred Stock.

“Subsidiary” means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

3. Dividends. The Series B Preferred Stock shall be non-participating and receive no dividends.

4. Liquidation. The Series B Preferred shall have no liquidation preference.

5. Voting. The Series B Preferred Stock shall have no voting rights.

6. Redemption. The Series B Preferred Stock shall have no redemption rights.

7. Conversion.

7.1 Automatic Conversion. The Series B Preferred Stock is not convertible at the election of the holder. Upon approval of conversion by the Corporation’s stockholders, each outstanding Share of Series B Preferred Stock (including any fraction of a Share) shall automatically convert into 100 shares of Common Stock.

7.2 Procedures for Conversion; Effect of Conversion.

(a) Procedures for Automatic Conversion. Upon approval of conversion by the Corporation’s stockholders, all outstanding Shares of Series B Preferred Stock shall be converted into Common Stock, without any further action by the relevant holder of such Shares or the Corporation. All shares of Common Stock issued hereunder by the Corporation shall be duly and validly issued, fully paid, and nonassessable, free and clear of all taxes, liens, charges, and encumbrances with respect to the issuance thereof.

(b) Effect of Conversion. All Shares of Series B Preferred Stock converted as provided in this Section 7.2 shall no longer be deemed outstanding as of the effective time of the applicable conversion and all rights with respect to such Shares shall immediately cease and terminate as of such time, other than the right of the holder to receive shares of Common Stock in exchange therefor.

7.3 Reservation of Stock. The Corporation shall at all times when any Shares of Series B Preferred Stock are outstanding reserve and keep available out of its authorized but unissued shares of capital stock, solely for the purpose of issuance upon the conversion of the Series B Preferred Stock, such number of shares of Common Stock issuable upon the conversion of all outstanding Series B Preferred Stock pursuant to this Section 7. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not close its books against the transfer of any of its capital stock in any manner which would prevent the timely conversion of the Shares of Series B Preferred Stock.

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7.4 No Charge or Payment. The issuance of shares of Common Stock upon conversion of Shares of Series B Preferred Stock pursuant to Section 7.1 shall be made without payment of additional consideration by, or other charge, cost, or tax to, the holder in respect thereof.

7.5 Termination of Conversion Rights. In the event that the Merger Transaction Closing does not occur by December 31, 2023, the Corporation will repurchase all of the Shares of Series B Preferred for the Original Purchase Price paid by each holder.

8. Reissuance of Series B Preferred Stock. Any Shares of Series B Preferred Stock converted, or otherwise acquired by the Corporation or any Subsidiary shall be cancelled and retired as authorized and issued shares of capital stock of the Corporation.

9. Notices. Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent (a) to the Corporation, at its principal executive offices and (b) to any stockholder, at such holder’s address at it appears in the stock records of the Corporation (or at such other address for a stockholder as shall be specified in a notice given in accordance with this Section 9).

10. Amendment and Waiver. No provision of this Certificate of Designation may be amended, modified, or waived except by an instrument in writing executed by the Corporation and each holder of Series B Preferred Stock.

[signature page follows]

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IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by its Chief Executive Officer as of June 26, 2023.

TRxADE HEALTH, INC.

By:	/s/ Surendra Ajjarapu
Surendra Ajjarapu
Chief Executive Officer

[Signature Page to Series B Preferred Stock Certificate of Designation]